EXHIBIT 23.1

                               Consent of KPMG LLP


The Board of Directors
QNB Corp.


We consent to incorporation by reference in the registration statements (No. 33-79802, No. 333-16627, and No. 333-91201) on Form S-8 of QNB Corp. of our
report dated January 21, 2000, relating to the consolidated balance sheets of QNB Corp. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of QNB Corp.



/s/ KPMG LLP
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March 30, 2000
Philadelphia, Pennsylvania